UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

__________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (February 20, 2009): February 23, 2009

GEVITY HR, INC.

(Exact name of registrant as specified in charter)

Florida	0-22701	65-0735612
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9000 Town Center Parkway

Bradenton, Florida 34202

(Address of principal executive offices / Zip Code)

(941) 741-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Compensation

2009 Base Pay

On February 20, 2009, the Compensation Committee (the "Committee") of the Board of Directors of Gevity HR, Inc. (the "Company") approved the 2009 base pay for each of the named executive officers, which remain unchanged from 2008 base pay levels, and are as follows:

Name	Title	2009 Base Pay
Michael J. Lavington	Chairman and Chief Executive Officer	$710,000
Garry Welsh	SVP and Chief Financial Officer	$468,000
James Hardee	SVP and Chief Sales & Marketing Officer	$400,000
Paul Benz	SVP and Chief Information Officer	$360,000
Edwin E. Hightower, Jr.	SVP and Chief Legal Officer	$300,000

2009 Incentive Awards

On February 20, 2009, the Committee approved the incentive compensation award opportunities for 2009 for each of the Company’s named executive officers.

Short-Term Annual Incentive

For Messrs. Benz, Hardee, Hightower and Welsh, the short-term (cash) incentive award will be determined using a weighting of 66.7% company performance metrics: comprised of earnings per share (weighted 50%) and net operating income (weighted 50%). The remaining 33.3% of the award opportunity will be determined at the sole discretion of the Committee taking into account the performance of each individual’s business unit as well as the overall performance of the Company. At target, the total short-term incentive award opportunity will be equivalent to 66.7% of annualized base pay for Messrs. Benz, Hightower and Welsh and 80% of annualized base pay for Mr. Hardee.

Compensation of the Chief Executive Officer

            The Committee determined that the CEO’s short-term (cash) incentive award will consist entirely of the same company performance metrics shared by each of the other named executive officers. Namely, these include earnings per share (weighted 50%) and net operating income (weighted 50%). At target, the total short-term incentive will be equivalent to 130% of annualized base pay. The Committee further determined that only the CEO will be compensated under the terms and conditions of the Company’s shareholder-approved 2005 Executive Incentive Compensation Plan, which is designed to be compliant with Section 162(m) of the Internal Revenue Code (as amended). The Committee reserves discretion under the 2005 Executive Incentive Compensation Plan to reduce downward, but not increase, by up to twenty-five (25%) percent of the amount of the incentive award otherwise payable to the CEO.

Equity or Other Awards

The Committee, in furtherance of its compensation philosophy and program, determined long-term incentive compensation awards for the named executive officers and granted non-qualified options to purchase Gevity common stock to each of them under the Company’s 2005 Equity Incentive Plan. The Committee also determined that each named executive officer will be considered for discretionary grants of plan based awards in 2010. Any such grants made by the Committee, in its sole-discretion, will be made under a shareholder-approved plan, using one or more stock incentives, stock awards or other form of compensation available under the applicable plan.

Item 8.01	Other Events

Annual Meeting of Shareholders

The Board of Directors of the Company has set May 20, 2009 as the date of its 2009 Annual Meeting of Shareholders. March 11, 2009 is the record date for determination of shareholders entitled to notice and to vote at the meeting.

Slate of Directors for Election at 2009 Annual Meeting

The following individuals will be standing for re-election as directors of the Company at the next annual meeting of shareholders to be held on May 20, 2009:

Michael J. Lavington

George B. Beitzel

Todd F. Bourell

Paul R. Daoust

Jonathan H. Kagan

David S. Katz

James F. Orr III

Jeffrey A. Sonnenfeld

Daniel J. Sullivan

The information in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEVITY HR, INC.
(Registrant)

Dated: February 23, 2009	By:	/s/ Edwin E. Hightower, Jr.
	Name:	Edwin E. Hightower, Jr.
	Title:	Senior Vice President and
Chief Legal Officer